SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
_____________________ FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 _________________________________________________
Date of Report (Date of earliest event reported): January 18, 2001
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events.

CATERPILLAR REPORTS 2000 PROFIT PER SHARE OF $3.02

PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) today reported full year sales and revenues of $20.18 billion, 2 percent more than 1999. A 3 percent increase in physical sales volume and a 10 percent increase in Financial Products revenues were partially offset by the unfavorable impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars (primarily the euro).

Profit of $1.05 billion or $3.02 per share was $107 million more than 1999. The increase was due primarily to higher physical volume, improved price realization (excluding currency), manufacturing efficiencies and a favorable income tax adjustment. These favorable changes were partially offset by foreign exchange losses, resulting from the strong U.S. dollar.

Sales and revenues for fourth-quarter 2000 were $5.11 billion, $95 million higher than fourth-quarter 1999. The increase was primarily due to a 3 percent increase in physical sales volume and an 11 percent increase in Financial Products revenues. Profit of $264 million was $25 million more than fourth-quarter 1999. The increase was due primarily to improved price realization (excluding currency) and higher physical volume, partially offset by several smaller unfavorable items, the largest being currency effects. Profit per share of 76 cents was up 9 cents from fourth-quarter 1999.

"The strength of the electric power business and strong performance by Cat Financial Services, coupled with the continued dedication by Caterpillar employees to cost management, contributed significantly to our ability to deliver profit in line with expectations despite a difficult global business environment," said Caterpillar Chairman and CEO Glen Barton.

"We expect 2001 to be another challenging year for our industry. In general, many of the markets we serve will continue to be cyclically depressed with excess capacity and ongoing price pressure. As a result, company sales and revenues are expected to be about flat, with declines in North America balanced by higher sales in all other regions of the world. During 2001, we will increase strategic investments and take tough actions to improve our long-term cost structure. These investments, combined with the challenging industry environment and higher income taxes, are expected to cause profits to be down 5 to 10 percent compared with 2000. However, actions taken in 2001 driven by the corporate-wide launch of 6 Sigma should help us grow, lower costs and reach unprecedented product quality, thus yielding higher profit levels," Barton said.

HIGHLIGHTS

2000 COMPARED WITH 1999

    Sales and revenues of $20.18 billion were $473 million or 2 percent higher. Revenues from Financial Products increased 10 percent. Sales inside the United States were 50 percent of worldwide sales, the same as a year ago.
    Profit of $1.05 billion was $107 million or 11 percent higher than 1999.
    Profit per share of $3.02 was up 15 percent.
    10.8 million shares were repurchased during the year under the program announced in October 1998 to reduce the number of shares outstanding to 320 million. On December 31, 2000 there were 343.4 million shares outstanding.

FOURTH-QUARTER 2000 COMPARED WITH FOURTH-QUARTER 1999

    Sales and revenues of $5.11 billion were $95 million or 2 percent higher. Revenues from Financial Products increased 11 percent. Sales inside the United States were 46 percent of worldwide sales compared with 44 percent a year ago.
    Profit of $264 million was up 10 percent.
    Profit per share of $.76 was up 13 percent.
    415,000 shares were repurchased during the quarter.

OUTLOOK

We expect full-year 2001 sales and revenues to be about flat with 2000, with a relatively weaker first half as a result of slowing Gross Domestic Product (GDP) in the U.S. Full-year profit is projected to be down about 5 to 10 percent. (Complete outlook begins on page 12.)

DETAILED ANALYSIS

2000 COMPARED WITH 1999

Sales and revenues for 2000 were $20.18 billion, $473 million higher than 1999. The increase was primarily due to a 3 percent increase in physical sales volume and a 10 percent increase in Financial Products revenues, partially offset by the unfavorable impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars (primarily the euro). Profit of $1.05 billion was $107 million more than 1999. Operating profit improved due primarily to higher physical volume, improved price realization (excluding currency) and manufacturing efficiencies. The unfavorable impact of currency on sales was offset by a favorable impact on costs, with no effect on operating profit. However, the change in other income was unfavorable $113 million primarily due to foreign exchange translation losses. Income taxes were favorably impacted by an adjustment at Caterpillar Brasil Ltda. in the third quarter. Profit per share of $3.02 was up 39 cents from 1999.

MACHINERY AND ENGINES

Sales
(Millions of dollars)	Total	North America	EAME *	Latin America	Asia/ Pacific
2000
Machinery	$11,857	$6,607	$3,121	$893	$1,236
Engines **	7,056	3,885	1,920	538	713

	$18,913	$10,492	$5,041	$1,431	$1,949

1999
Machinery	$11,705	$6,725	$2,955	$851	$1,174
Engines **	6,854	3,690	1,899	621	644

	$18,559	$10,415	$4,854	$1,472	$1,818

* Europe, Africa & Middle East and Commonwealth of Independent States

** Does not include internal engine transfers of $1.360 billion and $1.234 billion in 2000 and 1999, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

Machinery sales were $11.86 billion, an increase of $152 million or 1 percent from 1999. A 4 percent increase in physical sales volume was largely offset by the effect of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars (primarily the euro).

Higher sales in EAME, Asia/Pacific and Latin America more than offset lower sales in North America. Sales in North America declined due to lower industry demand, which more than offset the positive impact of a slower rate of inventory reduction by dealers compared to 1999. In EAME, sales were higher due to increased industry demand throughout the region and dealer inventory growth. Sales in Latin America improved as dealers held inventory steady compared to sharp cutbacks in 1999. Sales in Asia/Pacific were up as improved retail demand more than offset slower dealer inventory growth.

Engine sales were $7.06 billion, an increase of $202 million or 3 percent from 1999. The increase was due to a 2 percent increase in physical sales volume and higher price realization.

Higher sales in North America, Asia/Pacific and EAME more than offset lower sales in Latin America. Sales benefited from robust demand worldwide for electric power generation, and improved share of industry sales of engines to North American truck OEMs. These positive factors more than offset the impact of a sharply lower North American truck industry.

Operating Profit
(Millions of dollars)	2000	1999
Machinery	$1,001	$867
Engines	667	506

	$1,668	$1,373

Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit.

Machinery operating profit increased $134 million, or 15 percent, from 1999 due to higher sales volume and lower selling, general and administrative (SG&A) expenses. These favorable items were partially offset by unfavorable geographic mix.

Engine operating profit increased $161 million, or 32 percent, from 1999 due to improved manufacturing efficiencies, better product mix related to increased demand for electric power and higher sales volume. These were partially offset by higher SG&A and research and development (R&D) expenses.

Interest expense was $23 million higher than a year ago due to higher average debt levels.

Other income/expense was expense of $126 million compared with income of $66 million last year. The adverse change was mostly due to discounts taken on the sales of trade receivables and unfavorable foreign currency results. The discounts on sales of trade receivables relate to the revolving program with Caterpillar Financial Services, which was implemented in 1998 as a cost-effective means of financing operations.

FINANCIAL PRODUCTS

Revenues for 2000 were a record $1.47 billion, up $188 million or 15 percent compared with 1999 (excluding revenue transactions with Machinery and Engines, revenues increased $119 million or 10 percent). The increase resulted primarily from continued growth in Cat Financial's portfolio.

Before tax profit increased $27 million or 11 percent from 1999. Record profit at Cat Financial resulting from continued portfolio growth was partially offset by a reduction in favorable reserve adjustments at Caterpillar Insurance Co. Ltd. (Cat Insurance).

INCOME TAXES

Both 2000 and 1999 tax expense reflect an estimated annual effective tax rate of 32 percent. However, 2000 income tax expense was favorably affected by a positive adjustment of $39 million at Caterpillar Brasil Ltda. in the third quarter.

UNCONSOLIDATED AFFILIATED COMPANIES

The company's share of unconsolidated affiliated companies' results declined $8 million from a year ago, primarily due to weaker results at Shin Caterpillar Mitsubishi Ltd. and the conversion of F.G. Wilson from an affiliated company to a consolidated subsidiary in July 1999.

SUPPLEMENTAL INFORMATION

Dealer Machine Sales to End Users and Deliveries to Dealer Rental Operations

Sales (including both sales to end users and deliveries to dealer rental operations) in North America were lower than 1999 due to reduced industry demand in the United States, which more than offset higher industry sales in Canada. For the region, sales into general construction, industrial, mining, quarry & aggregates and waste declined. Sales increased into heavy construction, especially highways and streets. Sales into agriculture and forestry remained near 1999 levels.

Sales increased in EAME. In Europe, higher sales in France, Spain and Italy more than offset lower retail demand in Germany, the United Kingdom and Sweden. In Africa & Middle East, sales increased in Turkey and Saudi Arabia, which more than offset lower sales in Egypt, the United Arab Emirates and South Africa. In the CIS, sales improved in Russia. For the region, sales into heavy construction, mining, industrial and quarry & aggregates increased. Sales declined into agriculture, forestry and waste. Sales into general construction remained near 1999 levels.

In Latin America, sales were flat compared to 1999. Sales increased in Brazil, Venezuela, Colombia and Mexico. Sales declined in Peru and Argentina. For the region, sales were higher into heavy construction, forestry, and quarry & aggregates. Sales into industrial, general construction, mining and waste declined.

In Asia/Pacific, sales increased. Sales gained in China and New Zealand. Sales were lower in India, Australia and Indonesia. For the region, sales increased into heavy construction, general construction and industrial. Sales declined into quarry & aggregates, mining, forestry and agriculture.

Dealer Inventories of New Machines

Worldwide dealer new machine inventories at year-end 2000 were slightly below year earlier levels. Declines in North America offset increases in EAME and Asia/Pacific. Inventories in Latin America at year end were even with 1999.

Inventories compared to current selling rates were lower than year earlier in North America, EAME and Latin America. Inventories compared to current selling rates were higher than a year earlier in Asia/Pacific.

Engine Sales to End Users and OEMs

        Sales were higher in North America due to strong growth in sales for electric power generation and improved sales to the petroleum sector. Sales of truck engines were sharply lower due to production cutbacks by North American truck OEMs. Caterpillar continued to improve its leadership position in the on-highway truck business.

        Sales in EAME improved due to higher demand for electric power generation. In Latin America, sales were lower due primarily to declines in petroleum. In Asia/Pacific, sales were higher primarily due to increases in the petroleum sector.

FOURTH-QUARTER 2000 COMPARED WITH FOURTH-QUARTER 1999

        Sales and revenues for fourth-quarter 2000 were $5.11 billion, $95 million or 2 percent higher than fourth-quarter 1999. The increase was primarily due to a 3 percent increase in physical sales volume and an 11 percent increase in Financial Products revenues. Profit of $264 million was $25 million or 10 percent more than fourth-quarter 1999. The increase was due primarily to improved price realization (excluding currency) and higher physical volume, partially offset by several smaller unfavorable items, the largest being currency effects. Profit per share of 76 cents was up 9 cents, or 13 percent, from fourth-quarter 1999.

MACHINERY AND ENGINES

Sales
(Millions of dollars)	Total	North America	EAME	Latin America	Asia/ Pacific
Fourth-Quarter 2000
Machinery	$2,795	$1,402	$793	$270	$330
Engines ***	1,985	1,016	582	185	202

	$4,780	$2,418	$1,375	$455	$532

Fourth-Quarter 1999
Machinery	$2,537	$1,260	$734	$241	$302
Engines ***	2,181	1,076	676	235	194

	$4,718	$2,336	$1,410	$476	$496

*** Does not include internal engine transfers of $327 million and $323 million in 2000 and 1999, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

Machinery sales were $2.80 billion, an increase of $258 million or 10 percent from fourth-quarter 1999. Physical sales volume increased 11 percent reflecting higher retail sales and a significantly slower rate of inventory reduction compared to the same period a year ago. Price realization declined, primarily due to the effect of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars (primarily the euro).

Sales improved in all regions. In North America, sales gained because dealer inventory reductions during the quarter were much less severe than the same period a year ago. Retail sales in North America remained even with fourth-quarter 1999 as higher share of industry sales offset lower industry demand. In EAME and Latin America, sales improved due to higher retail demand. In Asia/Pacific, dealers increased inventories during the quarter, which more than offset lower retail demand.

Engine sales were $1.99 billion, a decrease of $196 million or 9 percent from fourth-quarter 1999. The decrease was due to a 7 percent decrease in physical sales volume and lower price realization.

Sales were lower primarily due to sharp declines in engine sales to North American truck OEMs. Sales of electric power products were lower when compared to the fourth quarter of 1999, which benefited from the impact of Y2K uncertainties. Higher sales of electric power products in North America were more than offset by declines in EAME and Asia/Pacific.

Operating Profit
(Millions of dollars)	Fourth-Quarter 2000	Fourth-Quarter 1999
Machinery	$248	$131
Engines	192	217

	$440	$348

Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit.

Machinery operating profit increased $117 million from fourth-quarter 1999. Higher physical sales volume and improved price realization (excluding currency) were partially offset by higher SG&A expenses.

Engine operating profit decreased $25 million, or 12 percent from fourth-quarter 1999. The decrease was primarily due to lower sales volumes of truck engines and higher SG&A and R&D expenses, partially offset by better product mix related to increased demand for electric power in North America.

Interest expense was $10 million higher than a year ago.

Other income/expense was expense of $52 million compared with income of $35 million last year. The adverse change was mostly due to unfavorable foreign exchange results and to discounts taken on the sales of trade receivables.

FINANCIAL PRODUCTS

Revenues for the fourth quarter were $390 million, up $57 million or 17 percent compared with fourth-quarter 1999 (excluding revenue transactions with Machinery and Engines, revenues increased $33 million or 11 percent). The increase resulted primarily from continued growth in Cat Financial's portfolio.

Before tax profit increased $37 million or 69 percent from fourth-quarter 1999. Profit increased at Cat Financial resulting from portfolio growth, and at Cat Insurance from higher investment income partially offset by a reduction in favorable reserve adjustments.

INCOME TAXES

Fourth-quarter tax expense reflects an effective annual tax rate of 32 percent for both 2000 and 1999.

UNCONSOLIDATED AFFILIATED COMPANIES

The company's share of unconsolidated affiliated companies' results increased $2 million from a year ago, primarily due to stronger results at Shin Caterpillar Mitsubishi Ltd. and Claas Caterpillar Europe.

CONDENSED CASH FLOW

Net free cash flow (profit after tax adjusted for depreciation, changes in working capital, capital expenditures and dividends) for Machinery and Engines was $703 million for 2000, a decrease of $205 million from 1999. This decrease was primarily due to a less favorable change in working capital, partially offset by higher profit after tax.

For the Twelve Months Ended(Millions of dollars)	Consolidated		Machinery & Engines *		Financial Products

	Dec. 31, 2000	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 1999

Profit after tax	$1,053	$946	$1,053	$946	$184	$159
Depreciation and amortization	1,022	945	779	745	243	200
Change in working capital -excluding cash, debt and dividends payable
	(441)	(220)	22	423	(372)	(707)
Capital expenditures excluding equipment leased to others
	(723)	(790)	(709)	(770)	(14)	(20)
Expenditures for equipment leased to others, net of disposals
	(402)	(275)	20	9	(422)	(284)
Dividends paid	(462)	(445)	(462)	(445)	(29)	(36)

Net Free Cash Flow	47	161	703	908	(410)	(688)

Other significant cash flow items:
Treasury shares purchased	(412)	(260)	(412)	(260)	-	-
Net (increase) decrease in long-term finance receivables
	(507)	(530)	-	-	(507)	(530)
Net increase (decrease) in debt	1,265	1,350	110	215	1,161	1,234
Investments and acquisitions - (net of cash acquired)
	(115)	(302)	(102)	(275)	(13)	(27)
Other	(492)	(231)	(533)	(451)	(211)	62

Change in cash and short-term Investments
	$(214)	$188	$(234)	$137	$20	$51

* Represents Caterpillar Inc. and its subsidiaries, except for "Financial Products" which is accounted for on the equity basis. Note: Due to the acquisition of the remaining interests in companies previously accounted for on an equity basis, and the subsequent consolidation of these companies, certain amounts have been removed from "Change in working capital - excluding cash, debt, and dividends payable" (2000 and 1999) and "Capital expenditures excluding equipment leased to others" (1999) and included in "Investments and acquisitions" or "Other".

EMPLOYMENT

At the end of 2000, Caterpillar's worldwide employment was 68,440 compared with 66,896 one year ago. Employment outside the United States increased by 2,263 including 748 resulting from acquisitions.

OUTLOOK

Summary

World economic growth and industrial production are projected to moderate in 2001. The change in GDP is expected to decline from 4 percent in 2000 to about 3 percent in 2001, and world industrial production is projected to decelerate from about 8 percent in 2000 to 4 percent in 2001. This will be primarily driven by a slowdown in the major industrialized countries, impacting developing countries as well. With inflation in the industrialized countries relatively low (excluding the recent impact of higher energy prices), this slowdown is projected to lead to further interest rate reductions in the United States, which should reduce effective borrowing costs worldwide. Despite these expected interest rate reductions, we are projecting a moderate reduction in growth for the world economy in 2001. Should the expected U.S. rate reductions not succeed in reversing recent declines in business and consumer confidence by the second quarter of 2001, a more severe world economic slowdown would result. While world growth is expected to moderate, demand for energy commodities is expected to remain relatively strong.

In this environment, company sales and revenues are expected to be about flat in 2001, with slightly higher sales expected in each region of the world except North America. In the United States, industry demand for construction machines is expected to decline 5 to 10 percent, agriculture machine demand is expected to be about flat, and demand for compact machines is expected to be up slightly. Year-end dealer machine inventories are projected to decline, and company machine sales are expected to be down slightly. Engine sales are expected to be about flat, as higher sales to petroleum and electric power generation are projected to offset lower truck engine sales.

In summary, with world growth expected to moderate, company sales and revenues are forecast to be about flat in 2001. Slightly higher sales in EAME, Asia/Pacific and Latin America are expected to be offset by slightly lower sales in North America. Profit is expected to be down about 5 to 10 percent from 2000 because of the North American sales volume decrease, continuing global pricing pressures, absence of a favorable income tax adjustment and strategic investments. These investments, which relate to the updated strategy that was announced in 2000, are critical to achievement of our longer-term projected sales growth and cost reduction targets.

North America

In the United States, the increase in GDP is projected to slow from 5 percent in 2000 to about 2.5 percent in 2001. Growth early in the year is expected to be quite weak, but the pace of growth and capital spending is expected to pick up in the third and fourth quarters, boosted by lower interest rates and projected reductions in federal tax withholdings. With the pace of economic growth slowing significantly, we expect further rate reductions by the Federal Reserve in early 2001, and assume the fed funds rate will move down from the current level of 6 percent to a range of 5 percent to 5.5 percent in the second half of the year. In this environment, industry demand for construction machines is expected to decline 5 to 10 percent - a decline in the demand for general construction machines is expected to be partially offset by higher sales to the heavy construction industry. Demand for agriculture machines is expected to be about flat, while compact machines should be up slightly. Engine sales are projected to be about flat, as higher sales to petroleum and electric power applications are forecast to offset a projected further decline in truck engines. In Canada, industry demand for machines is expected to increase due to higher demand in heavy construction, oil sands and petroleum. With projected reductions in dealer year-end inventories, company sales for North America as a whole are forecast to decline slightly.

EAME

In EAME, sales of machines and engines are expected to be up slightly. In Europe, sales should benefit from continued economic growth, although interest rate increases and higher oil prices in the second half of 2000 are slowing economic growth rates and continue to erode business confidence. However, business and consumer confidence in Europe is expected to improve over the course of 2001, as the euro is projected to be stronger on average than its weak levels in 2000 and oil prices moderate. Sales in oil exporting countries in Africa & Middle East should continue to benefit from strong cash flows related to higher production volumes, even though oil prices are expected to be lower than 2000. Sales elsewhere in Africa & Middle East are expected to decline. In the CIS, sales should increase as the Russian recovery continues and the oil exporting nations of the region continue to experience stronger economic growth.

Asia/Pacific

For the Asia/Pacific region as a whole, sales of machines and engines are expected to be up in 2001. China should continue to register solid sales growth. However, instability in Indonesia and the Philippines and the aftermath of general elections in Thailand are concerns.

Latin America

In Latin America, continued economic growth in Mexico, Brazil and Chile is expected to lead to higher machine and engine sales.

CATERPILLAR INC.
CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
FOR THE THREE MONTHS ENDED
(Millions of dollars except per share data)

	Consolidated		Machinery & Engines *		Financial Products

	Dec. 31, 2000	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 1999

Sales and revenues:
Sales of Machinery & Engines	$4,780	$4,718	$4,780	$4,718	$ -	$ -
Revenues of Financial Products	334	301	-	-	390	333

Total sales and revenues	5,114	5,019	4,780	4,718	390	333

Operating costs:
Cost of goods sold	3,628	3,690	3,628	3,690	-	-
Selling, general, and administrative expenses
	670	640	536	512	145	137
Research and development expenses
	176	168	176	168	-	-
Interest expense of Financial Products
	179	153	-	-	193	160

Total operating costs	4,653	4,651	4,340	4,370	338	297

Operating Profit	461	368	440	348	52	36

Interest expense excluding Financial Products
	76	66	76	66	-	-
Other income (expense)	18	69	(52)	35	39	18

Consolidated profit before taxes	403	371	312	317	91	54

Provision for income taxes	128	119	96	98	32	21

Profit of consolidated companies	275	252	216	219	59	33

Equity in profit of unconsolidated affiliates
	(11)	(13)	(12)	(14)	1	1
Equity in profit of Financial Products subsidiaries
	-	-	60	34	-	-

Profit	$264	$239	$264	$239	$60	$34

EPS of common stock Stock	$0.77	$0.67

EPS of common stock- assuming dilution
	$0.76	$0.67

Weighted average shares outstanding (thousands)

Basic	343,524	354,236
Assuming dilution	345,433	357,864

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.

CATERPILLAR INC.
CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
FOR THE YEAR ENDED
(Millions of dollars except per share data)

	Consolidated		Machinery & Engines *		Financial Products

	Dec. 31, 2000	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 1999
Sales and revenues:
Sales of Machinery & Engines	$18,913	$18,559	$18,913	$18,559	$ -	$ -
Revenues of Financial Products	1,262	1,143	-	-	1,465	1,277

Total sales and revenues	20,175	19,702	18,913	18,559	1,465	1,277

Operating costs:
Cost of goods sold	14,497	14,481	14,497	14,481	-	-
Selling, general, and administrative expenses
	2,604	2,541	2,099	2,079	544	493
Research and development expenses
	649	626	649	626	-	-
Interest expense of Financial Products
	688	560	-	-	739	585

Total operating costs	18,438	18,208	17,245	17,186	1,283	1,078

Operating Profit	1,737	1,494	1,668	1,373	182	199

Interest expense excluding Financial Products
	292	269	292	269	-	-
Other income (expense)	83	196	(126)	66	96	52

Consolidated profit before taxes	1,528	1,421	1,250	1,170	278	251

Provision for income taxes	447	455	350	362	97	93

Profit of consolidated companies	1,081	966	900	808	181	158

Equity in profit of unconsolidated affiliates
	(28)	(20)	(31)	(21)	3	1
Equity in profit of Financial Products subsidiaries
	-	-	184	159	-	-

Profit	$1,053	$946	$1,053	$946	$184	$159

EPS of common stock	$3.04	$2.66

EPS of common stock- assuming dilution
	$3.02	$2.63

Weighted average shares outstanding (thousands)

Basic	346,818	355,392
Assuming dilution	348,898	359,367

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.

CATERPILLAR INC.
CONDENSED FINANCIAL POSITION
(Millions of dollars)

	Consolidated (Caterpillar Inc. and Subsidiaries)

Assets	Dec. 31, 2000	Dec. 31, 1999
Current assets:
Cash and short-term investments	$334	548
Receivables – trade and other	2,608	3,233
Receivables – finance	5,471	4,206
Deferred income taxes	397	405
Prepaid expenses	1,019	824
Inventories	2,692	2,594

Total current assets	12,521	11,810

Property, plant, and equipment – net	5,588	5,201
Long-term receivables – trade and other	76	95
Long-term receivables – finance	6,095	5,588
Investments in unconsolidated affiliated companies	551	553
Deferred income taxes	907	954
Intangible assets	1,507	1,543
Other assets	1,219	967

Total Assets	$28,464	$26,711

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery & Engines	369	51
-- Financial Products	602	719
Accounts payable	2,339	2,003
Accrued expenses	1,048	1,048
Accrued wages, salaries, and employee benefits	1,274	1,191
Dividends payable	117	115
Deferred and current income taxes payable	57	23
Long-term debt due within one year:
-- Machinery & Engines	204	167
-- Financial Products	2,558	2,937

Total current liabilities	8,568	8,254

Long-term debt due after one year:
-- Machinery & Engines	2,854	3,099
-- Financial Products	8,480	6,829
Liability for post-employment benefits	2,514	2,536
Deferred income taxes and other liabilities	448	528

Total Liabilities	22,864	21,246

Stockholders’ Equity
Common stock	1,048	1,045
Profit employed in the business	7,205	6,617
Accumulated other comprehensive income	23	78
Treasury stock	(2,676)	(2,275)

Total Stockholders’ Equity	5,600	5,465

Total Liabilities and Stockholders’ Equity	$28,464	$26,711

Certain amounts for 1999 have been reclassified to conform with the 2000 financial statement presentation.

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION
REFORM ACT OF 1995

Certain statements contained in our Fourth Quarter 2000 Financial Release are forward looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the Company and the markets it serves.

World Economic Factors
Our current outlook calls for a significant slowdown in growth in the U.S. economy in early 2001, but growth is expected to pick up momentum in the second half of the year through 2002. Should recent interest rate reductions fail to stimulate the U.S. economy as expected, leading to a more protracted slowdown or recession in 2001, then sales of machines and engines would decline sharply this year and could be negatively impacted in 2002 as well. The outlook also projects that economic growth is expected to continue in Asia Pacific, Europe, Africa & Middle East and Latin America. If, for any reason, these projected growth rates falter, sales would likely be lower than anticipated in the affected region. In general, renewed currency speculation, significant declines in the stock markets, further oil or energy price increases, political disruptions or much higher interest rates could result in weaker than anticipated economic growth and worldwide sales of both machines and engines could be lower than expected as a result.

Economic recovery could also be delayed or weakened by growing budget or current account deficits or inappropriate government policies. In particular, our outlook assumes that the Japanese government remains committed to stimulating their economy with appropriate monetary and fiscal policies and that the Brazilian government follows through with promised fiscal and structural reforms. A reversal by either government could result in economic uncertainty and a weaker economy. Our outlook also assumes that currency and stock markets remain relatively stable and that world oil prices move down, on average, from the relatively elevated levels in the fourth quarter of 2000. If currency markets were to experience a significant increase in volatility, and/or stock markets were to decline significantly, interest rates could move higher, which would probably result in slower economic growth and lower sales. In addition, an eruption of political violence in the Middle East could lead to oil supply disruptions and resumed upward pressure on oil prices. In this case, inflation pressures would move up again and interest rates would be higher than currently projected, leading to slower world economic growth and potentially to lower Company sales.

The Russian economy has improved, but political and economic uncertainty remains high and an unexpected deterioration could impact worldwide stock or currency markets, which in turn could weaken Company sales.

Commodity Prices

The outlook for our sales also depends on commodity prices. Consistent with our outlook for moderate worldwide economic growth in 2001, although copper and aluminum prices are expected to be higher, industrial metals prices as a whole are expected to be about flat on average in 2001. Oil prices are expected to decline from an average of about $30 to $32 a barrel in 2000 to an average of $25 to $30 a barrel in 2001. Agricultural prices are likely to be flat. Based on this forecast, equipment sales into sectors that are sensitive to crude oil prices are expected to be up in 2001. Industry sales to the industrial metals and agriculture equipment markets are expected to be about flat in 2001.

Weaker than anticipated world economic growth could lead to sharp declines in commodity prices and lower than expected sales into industrial metals, oil and agriculture.

 Monetary and Fiscal Policies

 For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product. In the United States, the Federal Reserve is expected to reduce the federal funds rate from current levels of 6% to a range of 5% to 5.5% in the second half of 2001. If the Federal Reserve does not lower rates accordingly, and add sufficient liquidity to the banking system to generate the projected acceleration in growth in the second half of 2001, then machine and engine industry demand could be lower than expected, potentially resulting in lower Company sales. Similarly, if the European Central Bank raises rates in 2001, then machine and engine demand in Europe could be lower than expected.

In general, high interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand. The current outlook is for slower U.S. growth in 2001, but not a recession. If, for whatever reason, the U.S. were to enter a recession, then demand for Company products could fall in the U.S. and Canada and would also be lower throughout the rest of the world.

Political Factors

Political factors in the U.S. and abroad have a major impact on global companies. The Company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company's ability to expand its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. There are a number of significant expected political developments in Latin America, Asia, and Europe, Africa and the Middle East which are expected to take place in 2001 that could affect U.S. trade policies and/or de-stabilize local market conditions leading to lower Company sales.

Currency Fluctuations

Currency fluctuations are also an unknown for global companies. The Company has facilities in major sales areas throughout the world and significant costs and revenues in most major currencies. This diversification greatly reduces the overall impact of currency movements on results. However, if the U.S. dollar strengthens against foreign currencies, the conversion of net non-U.S. dollar proceeds to U.S. dollars would somewhat adversely impact the Company's results. Further, since the Company's largest manufacturing presence is in the U.S., a sustained overvalued dollar could have an unfavorable impact on our global competitiveness.

 Dealer Practices

 A majority of the Company's sales are made through its independent dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the Company's control (primarily because these practices depend upon the dealer's assessment of anticipated sales and the appropriate level of inventory) and may have a significant positive or negative impact on our results. In particular, the outlook assumes that inventory to sales ratios will be somewhat lower at the end of 2001 than at the end of 2000. If dealers reduce inventory levels more than anticipated, Company sales will be adversely impacted.

 Other Factors

 The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the Company's results. Our products are an integral component of these activities and as these activities increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted. In 1999, the six-year Federal highway bill did not boost U.S. sales as much as anticipated due to delays in getting major capital projects for highways underway. In 2000, there was a material increase in the volume of highway construction contracts, which had a positive impact on sales of certain types of equipment. If funding for highway construction in 2001 is delayed, or is concentrated on bridge repair, sales could be negatively impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, inter alia, higher than expected wages, energy and/or materials costs, and/or higher than expected financing costs due to unforeseen changes in central bank interest rate policies. Cost savings could also be negatively impacted by unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales.

The Company operates in a highly competitive environment and our outlook depends on a forecast of the Company's share of industry sales. A reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets.

The environment also remains very competitive from a pricing standpoint. Additional price discounting would result in lower than anticipated price realization.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the Company's actual results to differ from those currently anticipated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CATERPILLAR INC.

By: /s/ R. Rennie Atterbury III
R. Rennie Atterbury III
Vice President

Date: January 18, 2001